FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-217876
May 13, 2020

Nordic Investment Bank

USD 1,500,000,000 0.375% Global Notes due May 19, 2023

Final Term Sheet

Final Terms and Conditions as of May 13, 2020

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	USD 1,500,000,000 SEC Registered Global
Coupon:	0.375% per annum, on a semi-annual basis
Interest Payment Dates:	May 19 and November 19 in each year, starting on November 19, 2020 up to and including the Maturity Date. The initial interest period will be a short interest period.
Maturity Date:	May 19, 2023
Settlement Date:	May 20, 2020
Public Offering Price:	99.997%
Benchmark:	UST 0.125% due May 2023
Benchmark Yield:	0.196%
Managers:	Barclays Bank PLC, Nomura International plc, RBC Capital Markets, LLC and The Toronto-Dominion Bank
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBN4 / US65562QBN43

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000119312520127721/0001193125-20-127721-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000114036120008812/0001140361-20-008812-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000090342320000023/0000903423-20-000023-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312520049550/0001193125-20-049550-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312519137737/0001193125-19-137737-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312519050984/0001193125-19-050984-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312518155458/0001193125-18-155458-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC, at +1-888-603-5847, Nomura International plc, at +44-20-7103-5652, RBC Capital Markets, LLC, at +1-866-375-6829 and The Toronto-Dominion Bank, at +44-207-628-2262.

MiFID II professionals/ECPs-only – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.